               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                     TRIARC COMPANIES, INC.
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                             TRIARC COMPANIES, INC.

                                NOTICE OF ANNUAL
                                   MEETING OF
                                STOCKHOLDERS AND
                                PROXY STATEMENT

                     PLEASE COMPLETE, SIGN, DATE AND RETURN
                              YOUR PROXY PROMPTLY

                                     [LOGO]

                            THURSDAY, JUNE 22, 2000
                                 AT 11:00 A.M.
                             AT THE WALDORF=ASTORIA
                                301 PARK AVENUE
                               NEW YORK, NEW YORK

[Logo]

                             TRIARC COMPANIES, INC.
                                280 PARK AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 451-3000

                                                                    May 22, 2000

Dear Stockholders:

    It is our pleasure to invite you to join us at the 2000 Annual Meeting of Stockholders of Triarc Companies, Inc. which will be held at 11:00 a.m., on Thursday, June 22, 2000, in the Hilton Room of The Waldorf=Astoria, 301 Park Avenue, New York, New York.

    We will report to you at the meeting on the Company's current operations and outlook. The meeting will also include a question and discussion period. The Board of Directors and management hope that many of you will be able to attend in person.

    At the meeting, you will be asked to consider and vote on the election of nine (9) directors and the ratification of the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants. The Board of Directors has unanimously approved these proposals and recommends that you vote FOR each of them.

    The formal notice of Annual Meeting and the Proxy Statement follow. It is important that your shares be represented and voted, regardless of the size of your holdings. Accordingly, whether or not you plan to attend the meeting in person, please complete, sign, date and return the enclosed proxy. If you attend the meeting and wish to vote your shares personally, you may revoke your proxy.

                                          Sincerely,

                       NELSON PELTZ                        PETER W. MAY
                       NELSON PELTZ                        PETER W. MAY
                       Chairman and Chief                  President and Chief
                       Executive Officer                   Operating Officer

[Logo]

                             TRIARC COMPANIES, INC.
                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON THURSDAY, JUNE 22, 2000
                             11:00 A.M., LOCAL TIME

                              -------------------
    The 2000 Annual Meeting of Stockholders of Triarc Companies, Inc. will be held on Thursday, June 22, 2000, at 11:00 a.m., local time, in the Hilton Room of The Waldorf=Astoria, 301 Park Avenue, New York, New York, for the following purposes:

        (1) to elect nine (9) directors to hold office as specified in the accompanying Proxy Statement;

        (2) to ratify the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants; and

        (3) to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    Stockholders entitled to vote at the meeting or any adjournment or postponement thereof are holders of record of the Company's Class A Common Stock at the close of business on May 10, 2000.

                                          By Order of the Board of Directors

                                          STUART I. ROSEN
                                          STUART I. ROSEN
                                          Vice President and
                                          Associate General Counsel, and
                                          Secretary

May 22, 2000

    YOUR VOTE IS IMPORTANT! STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND THE MEETING.

                             TRIARC COMPANIES, INC.
                                280 PARK AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 451-3000
                              -------------------
                                PROXY STATEMENT
                              -------------------
                                  INTRODUCTION

GENERAL

    The accompanying proxy is solicited by the Board of Directors (the 'Board of Directors' or the 'Board') of Triarc Companies, Inc. (the 'Company' or 'Triarc') in connection with the 2000 Annual Meeting of Stockholders of the Company (the 'Meeting'), to be held on Thursday, June 22, 2000, at 11:00 a.m., local time, in the Hilton Room of The Waldorf=Astoria, 301 Park Avenue, New York, New York and at any adjournment or postponement of the Meeting. This Proxy Statement and a proxy are first being mailed to stockholders on or about May 22, 2000. The mailing address of the Company's principal executive office is 280 Park Avenue, New York, New York 10017.

    When a proxy is returned properly dated and signed, the shares represented thereby will be voted by the persons named as proxies in accordance with each stockholder's directions. Stockholders may specify their choices by marking the appropriate boxes on the enclosed proxy. If a proxy is dated, signed and returned without specifying choices, the shares will be voted as recommended by the Board of Directors FOR the election of each of the nine (9) nominees for directors named below and FOR Proposal (2). The Company does not have cumulative voting in the election of directors. Under the Company's By-Laws (the 'By-Laws'), business transacted at the Meeting is confined to the purposes stated in the Notice of the Meeting. The proxy being solicited does, however, convey discretionary authority to the persons named therein as proxies to vote on matters incident to the conduct of the Meeting. The proxy may be revoked by the stockholder at any time prior to the time it is voted by giving notice of such revocation either personally or in writing to the Secretary of the Company at the address provided above.

VOTING SECURITIES

    All holders of record of the Company's Class A Common Stock, par value $.10 per share (the 'Class A Common Stock'), at the close of business on May 10, 2000 are entitled to vote on all business of the Meeting. At the close of business on such day, the Company had 19,928,879 shares of Class A Common Stock outstanding and entitled to vote at the Meeting. Each share of Class A Common Stock entitles the holder to one vote per share. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes which all stockholders are entitled to cast shall constitute a quorum.

    Under the General Corporation Law of the State of Delaware, the state in which the Company is incorporated, the Company's Certificate of Incorporation and the By-Laws, if a quorum is present at the

Meeting, the affirmative vote of a plurality of the votes cast is required for the election of directors and the affirmative vote of a majority of the voting power present (in person or by proxy) and entitled to vote at the Meeting is required for approval of Proposal (2). Under Delaware law, an abstention is not deemed to be a 'vote cast.' As a result, abstentions and broker 'non-votes' are not included in the tabulation of the voting results on the election of directors (Proposal (1)) and, therefore, do not have the effect of votes in opposition in such tabulations. Abstentions are included in the tabulation of the voting results on issues requiring the affirmative vote of a majority of the voting power present (in person or by proxy) and entitled to vote at the Meeting (Proposal (2)) and have the effect of votes in opposition in such tabulations, while broker 'non-votes' are not included in the tabulation of the voting results on such issues and therefore do not have the effect of votes against in such tabulations. A broker 'non-vote' occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker 'non-votes' and the shares as to which a stockholder abstains are included for purposes of determining whether a quorum of shares is present at the Meeting.

    The Company has been informed that the 5,982,867 shares of Class A Common Stock (constituting approximately 30.0% of the outstanding shares of Class A Common Stock as of May 10, 2000) owned by DWG Acquisition Group, L.P., a Delaware limited partnership of which Nelson Peltz and Peter W. May are the sole general partners ('DWG Acquisition'), will be voted in accordance with the recommendation of the Board of Directors FOR the election of each of the nine (9) nominees for director named below and FOR Proposal (2).

                                  PROPOSAL 1.
                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

    It is recommended that the nine (9) nominees herein named be elected as directors of the Company, with each director to hold office until the next Annual Meeting of Stockholders, and until his successor is elected and qualified or until his prior death, resignation or removal. All of the nine (9) nominees are presently serving as directors of the Company and were elected directors at the last Annual Meeting of Stockholders held on September 23, 1999 to serve until the next annual meeting of the Company's stockholders and until such director's successor is duly chosen and qualified or until his prior death, resignation or removal. The Company is unaware of any reason why any of the nominees named herein would be unwilling or unable to serve as a director. Should, however, any nominee for director be unwilling or unable to serve at the time of the Meeting or any adjournment or postponement thereof, the persons named in the proxy will vote for the election of such other person for such directorship as the Board of Directors may recommend.

    Certain information regarding each person nominated by the Board of Directors, including his principal occupation during the past five years and current directorships, is set forth below. Unless otherwise indicated, all nominees have had the indicated principal occupations for the past five years.

                                                     BUSINESS EXPERIENCE DURING PAST
          NAME OF DIRECTOR                        FIVE YEARS, AGE AND OTHER INFORMATION
          ----------------                        -------------------------------------
Nelson Peltz.........................  Mr. Peltz has been a director and the Chairman and Chief
                                         Executive Officer of the Company since April 1993. Since
                                         then, he has also been a director or manager and officer
                                         of certain of the Company's subsidiaries, including a
                                         manager and Chairman and Chief Executive Officer of Triarc
                                         Consumer Products Group, LLC ('TCPG'), since January 1999, and a director and Chairman of Triarc Beverage Holdings
                                         Corp. ('TBHC') since April 1997. He is also a general
                                         partner of DWG Acquisition, whose principal business is
                                         ownership of securities of the Company. From its formation in January 1989 to April 1993, Mr. Peltz was Chairman and
                                         Chief Executive Officer of Trian Group, Limited
                                         Partnership ('Trian'), which provided investment banking
                                         and management services for entities controlled by Mr.
                                         Peltz and Mr. May. From 1983 to December 1988, he was
                                         Chairman and Chief Executive Officer and a director of
                                         Triangle Industries, Inc. ('Triangle'), which, through
                                         wholly-owned subsidiaries, was, at that time, a
                                         manufacturer of packaging products, copper electrical wire and cable and steel conduit and currency and coin handling products. Mr. Peltz has also served as a director of MCM
                                         Capital Group, Inc. since February 1998. Mr. Peltz is 57
                                         years of age.
Peter W. May.........................  Mr. May has been a director and the President and Chief
                                         Operating Officer of the Company since April 1993. Since
                                         then, he has also been a director or manager and officer
                                         of certain of the Company's subsidiaries, including a
                                         manager and President and Chief Operating Officer of TCPG
                                         since January 1999, and a director and Vice Chairman of
                                         TBHC since April 1997. He is also a general partner of DWG
                                         Acquisition. From its formation in January 1989 to April
                                         1993, Mr. May was President and Chief Operating Officer of
                                         Trian. He was President and Chief Operating Officer and a
                                         director of Triangle from 1983 until December 1988. Mr.
                                         May has also served as a director of MCM Capital Group,
                                         Inc. since February 1998 and served as a director of
                                         Ascent Entertainment Group, Inc. from June 1999 to April
                                         2000 and of On Command Corporation from February 2000 to
                                         April 2000. Mr. May is 57 years of age, and the father of
                                         Jonathan P. May, Chief Executive Officer of the Triarc
                                         Restaurant Group.
Hugh L. Carey........................  Mr. Carey has been a director of the Company since June
                                         1994. He was an Executive Vice President of W.R. Grace & Co.
                                         ('Grace') from 1987 to December 31, 1995. From 1993 to
                                         December 1995, he served Grace as director of its
                                         Government Relations Division, and from 1987 until 1993,
                                         he ran Grace's office of environmental policy. Mr. Carey
                                         was the Governor of the State of New York from 1975 until
                                         1983 and a member of Congress from 1960 until 1975. From
                                         1991 until 1993, he was Chairman of the National Institute of Former Governors. Mr. Carey is also a director of China
                                         Trust Bank and Innovative Clinical Solutions, Ltd.
                                         (formerly PhyMatrix, Inc.), and of Counsel to Whitman
                                         Breed Abbott & Morgan. Mr. Carey is 81 years of age.
Clive Chajet.........................  Mr. Chajet has been a director of the Company since June
                                         1994. He has been Chairman of Chajet Consultancy, L.L.C., a consulting firm specializing in identity and image
                                         management, since January 1997. Prior to that time, Mr.
                                         Chajet was Chairman of Lippincott &

                                                     BUSINESS EXPERIENCE DURING PAST
          NAME OF DIRECTOR                        FIVE YEARS, AGE AND OTHER INFORMATION
          ----------------                        -------------------------------------
                                         Margulies Inc., also a consulting firm specializing in
                                         identity and image management, from 1983 to January 1997.
                                         Mr. Chajet is 63 years of age.
Joseph A. Levato.....................  Mr. Levato has been a director of the Company since June
                                         1996. Mr. Levato served as Executive Vice President and
                                         Chief Financial Officer of Triarc from April 1993 to
                                         August 1996. He also served as Executive Vice President
                                         and Chief Financial Officer of certain of Triarc's
                                         subsidiaries from April 1993 to August 1996. Prior to
                                         April 1993, he was Senior Vice President and Chief
                                         Financial Officer of Trian from January 1992 to April
                                         1993. From 1984 to December 1988, he served as Senior Vice
                                         President and Chief Financial Officer of Triangle. Mr.
                                         Levato is 59 years of age.
David E. Schwab II...................  Mr. Schwab has been a director of the Company since October
                                         1994. Mr. Schwab has been a Senior Counsel of Cowan,
                                         Liebowitz & Latman, P.C., a law firm, since January 1,
                                         1998. Prior to that time, he was a partner of Schwab
                                         Goldberg Price & Dannay, a law firm, for more than five
                                         years. Mr. Schwab also serves as Chairman of the Board of
                                         Trustees of Bard College. Mr. Schwab is 69 years of age.
Jeffrey S. Silverman.................  Mr. Silverman has been a director of the Company since May
                                         1999. Mr. Silverman has been Chairman and co-founder of LTS
                                         Capital Partners, L.L.C., an investment firm, since August
                                         1997, and Chairman and Chief Executive Officer of
                                         Financial Performance Corporation, an investment firm,
                                         since January 2000. From January 1983 until August 1997,
                                         Mr. Silverman served as Chief Executive Officer of PLY-GEM
                                         Industries, Inc., a home improvement building products
                                         supplier, and he served as its Chairman from February 1986 through August 1997. Mr. Silverman is 54 years of age.
Raymond S. Troubh....................  Mr. Troubh has been a director of the Company since June
                                         1994. He has been a financial consultant since prior to
                                         1989. Mr. Troubh is a director of ARIAD Pharmaceuticals,
                                         Inc., Diamond Offshore Drilling, Inc., Foundation Health
                                         Systems, Inc., General American Investors Company, Gentiva
                                         Health Services, Inc., Starwood Hotels & Resorts, Inc. and
                                         WHX Corporation. He is also a trustee of MicroCap
                                         Liquidating Trust and Petrie Stores Liquidating Trust. Mr.
                                         Troubh is 74 years of age.
Gerald Tsai, Jr......................  Mr. Tsai has been a director of the Company since October
                                         1993. Mr. Tsai is a private investor. From February 1993 to
                                         October 1997, he was Chairman of the Board, President and
                                         Chief Executive Officer of Delta Life Corporation, a life
                                         insurance and annuity company with which Mr. Tsai became
                                         associated in 1992. Mr. Tsai also serves as a director of
                                         Rite Aid Corporation, Sequa Corporation, Zenith National
                                         Insurance Corporation, Saks Incorporated and United
                                         Rentals Inc. He is a trustee of Boston University, the
                                         Mount Sinai-NYU Medical Center Board and the New York
                                         University School of Medicine Foundation Board. Mr. Tsai
                                         is 71 years of age.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NINE (9) NOMINEES NAMED ABOVE.

                               EXECUTIVE OFFICERS

    The following table sets forth certain information regarding the executive officers of Triarc, all of whom are U.S. citizens.

               NAME                  AGE                        POSITIONS
               ----                  ---                        ---------
Nelson Peltz.......................  57    Director; Chairman and Chief Executive Officer

Peter W. May.......................  57    Director; President and Chief Operating Officer

Michael Weinstein..................  51    Chief Executive Officer of the Triarc Beverage Group

Jonathan P. May....................  34    Chief Executive Officer of the Triarc Restaurant
                                           Group

John L. Barnes, Jr.................  52    Executive Vice President and Chief Financial Officer

Eric D. Kogan......................  36    Executive Vice President -- Corporate Development

Brian L. Schorr....................  41    Executive Vice President, General Counsel, and
                                             Assistant Secretary

Francis T. McCarron................  43    Senior Vice President -- Taxes

Anne A. Tarbell....................  41    Senior Vice President -- Corporate Communications
                                           and Investor Relations

Stuart I. Rosen....................  40    Vice President and Associate General Counsel, and
                                             Secretary

Fred H. Schaefer...................  55    Vice President and Chief Accounting Officer

    Set forth below is certain additional information concerning the persons listed above (other than Messrs. Peltz and May, for whom such information has been provided under 'Nominees for Election' above).

    Michael Weinstein has served as Chief Executive Officer of the Triarc Beverage Group and Royal Crown Company, Inc. ('Royal Crown') since
October 1996. Mr. Weinstein has also served as Chief Executive Officer of Snapple Beverage Corp. ('Snapple') and Mistic Brands, Inc. ('Mistic') since they were acquired by Triarc in May 1997 and August 1995, respectively. Prior to August 1995, he was president of Liquid Logic, a private beverage consulting business he founded in 1994.

    Jonathan P. May has been Chief Executive Officer of the Triarc Restaurant Group and certain of its subsidiaries since July 1999. From 1996 to July 1999, Mr. May was Vice-President, Concept Development of the Triarc Restaurant Group. From 1995 to 1996, Mr. May was Vice President, Worldwide Planning of the Triarc Restaurant Group. Mr. May was Director, Corporate Development of the Company from 1993 to 1995. Previously, Mr. May was employed by McKinsey & Co., Inc. from September 1989 to June 1991. Mr. May is the son of Peter W. May.

    John L. Barnes, Jr. has been Executive Vice President and Chief Financial Officer of Triarc and certain of its subsidiaries since March 1998 and prior thereto was Senior Vice President and Chief

Financial Officer of Triarc since August 1996. From April 1996 to August 1996 Mr. Barnes was a Senior Vice President of Triarc. Prior to April 1996,
Mr. Barnes had served as Executive Vice President and Chief Financial Officer of Graniteville Company, a textile company (which was sold by the Company in April 1996) for more than five years.

    Eric D. Kogan has been Executive Vice President -- Corporate Development of Triarc and certain of its subsidiaries since March 1998 and prior thereto was Senior Vice President -- Corporate Development of Triarc since March 1995. Prior to March 1995 Mr. Kogan was Vice President -- Corporate Development of Triarc since April 1993. Prior thereto, Mr. Kogan was a Vice President of Trian from September 1991 to April 1993. Mr. Kogan has also served as Chairman and a director of MCM Capital Group, Inc. since February 1998.

    Brian L. Schorr has been Executive Vice President and General Counsel of Triarc and certain of its subsidiaries since June 1994. Prior thereto, Mr. Schorr was a partner of Paul, Weiss, Rifkind, Wharton & Garrison, a law firm which he joined in 1982. That firm provides legal services to Triarc and its subsidiaries.

    Francis T. McCarron has been Senior Vice President -- Taxes of Triarc and certain of its subsidiaries since April 1993. Prior thereto, he was Vice President -- Taxes of Trian from its formation in January 1989 to April 1993.

    Anne A. Tarbell has been Senior Vice President -- Corporate Communications and Investor Relations of Triarc, and Senior Vice President of certain of its subsidiaries, since May 1998. From June 1995 to April 1998, Ms. Tarbell was Vice President and Director -- Investor Relations of ITT Corporation and served as Assistant Director -- Investor Relations of ITT Corporation from August 1991 to May 1995.

    Stuart I. Rosen has been Vice President and Associate General Counsel, and Secretary of Triarc and certain of its subsidiaries since August 1994. Prior thereto, he was associated with Paul, Weiss, Rifkind, Wharton & Garrison since 1985.

    Fred H. Schaefer has been Vice President and Chief Accounting Officer of Triarc and certain of its subsidiaries since April 1993. Prior thereto, he was Vice President and Chief Accounting Officer of Trian from its formation in January 1989 to April 1993.

    The term of office of each executive officer is until the organizational meeting of the Board following the next annual meeting of Triarc stockholders and until his or her successor is elected and qualified or until his or her prior death, resignation or removal.

BOARD MEETINGS AND CERTAIN COMMITTEES OF THE BOARD

    Eight meetings of the full Board of Directors were held during the fiscal year ended January 2, 2000. Each incumbent director who is a nominee for reelection attended 75% or more of the meetings of the Board of Directors and its committees that he was eligible to attend in 1999.

    The Company has standing audit, nominating, and compensation committees whose current functions and members are described below. It is anticipated that at its first meeting following the Meeting, the Board will designate the directors to serve on each of these committees until the next annual meeting of stockholders.

    Audit Committee. The Audit Committee is composed of Messrs. Raymond S. Troubh (Chairman), David E. Schwab II, Jeffrey S. Silverman and Gerald Tsai, Jr. This committee is charged with the responsibility of overseeing the financial reporting process of the Company. In the course of performing its functions, the Audit Committee (i) reviews the Company's internal accounting controls and its annual consolidated financial statements, (ii) reviews with the Company's independent certified public accountants the scope of their audit, their report and their recommendations,
(iii) considers the possible effect on the independence of such accountants in approving non-audit services requested of them, (iv) recommends the action to be taken with respect to the appointment of the Company's independent certified public accountants and (v) reviews matters brought to its attention within the scope of its duties, including financial, legal or ethical matters relating to conflict of interest transactions. The Audit Committee met eight times during 1999.

    Nominating Committee. The Nominating Committee is composed of Messrs. Peter
W. May (Chairman), Nelson Peltz and Hugh L. Carey. This committee is charged with the responsibility of considering and recommending individuals to be considered by the Board for membership on the Board of Directors. The Nominating Committee met twice during 1999.

    The Nominating Committee will consider nominations for Board membership by stockholders. The Nominating Committee has adopted the following rules with respect to considering such nominations: (i) the nominating stockholder must have owned for at least six months prior to the date the nomination is submitted shares of (x) Class A Common Stock or (y) other classes of common stock or preferred stock, if any, entitled to vote for directors; (ii) the nomination must be received by the Nominating Committee 120 days before the mailing date for proxy material applicable to the annual meeting for which such nomination is proposed for submission; and (iii) a detailed statement setting forth the qualifications, as well as the written consent, of each party nominated must accompany each nomination submitted.

    Compensation Committee and Performance Compensation Subcommittee. The Compensation Committee is composed of Messrs. David E. Schwab II (Chairman), Clive Chajet, Joseph A. Levato and Jeffrey S. Silverman. The Compensation Committee is charged with the responsibility of (i) reviewing, advising and making recommendations with respect to employee salary and compensation plans, benefits and standards applicable to the executive officers of the Company,
(ii) taking all actions with respect thereto that are not specifically reserved for the Board of Directors, (iii) administering the Triarc Companies, Inc. 1997 Equity Participation Plan (the '1997 Plan') and the Triarc Companies, Inc. Stock Option Plan for Cable Car Employees (the 'Cable Car Plan'), and (iv) such other salary or compensation plans as the Compensation Committee is designated to administer. The Compensation Committee met twelve times during 1999.

    The Performance Compensation Subcommittee (the 'Subcommittee' or the 'Performance Committee') of the Compensation Committee is composed of Messrs. Schwab (Chairman), Chajet and Silverman. The Subcommittee was established in August 1997 to assume certain functions which were previously the responsibility of the Compensation Committee. The Subcommittee's principal function is to administer the Triarc Companies, Inc. 1993 Equity Participation Plan, as amended (the '1993 Plan'), the Triarc Beverage Holdings Corp. 1997 Stock Option Plan (the 'TBHC Option Plan'), the 1998 Equity Participation Plan (the '1998 Plan') and the 1999 Executive Bonus Plan (the '1999 Executive Bonus Plan' or the '1999 Plan'). The Subcommittee met nine times in 1999.

COMPENSATION OF DIRECTORS

    Each non-management director of the Company receives an annual retainer of $30,000 for serving on the Board. In addition, each non-management director of the Company also receives $1,500 for each meeting of the Board or of a committee (or subcommittee) of the Board that such director attends. Under the 1998 Plan each non-management director may elect to have all or a portion of the annual retainer and these fees paid in shares of Class A Common Stock rather than in cash. See 'Executive Compensation -- Certain Employment Arrangements with Executive Officers' below for certain information relating to compensation of the Company's management directors.

    In addition, pursuant to the 1998 Plan, each director of the Company who is not also an employee of the Company or any subsidiary receives options to purchase 15,000 shares of Class A Common Stock on the date of such director's initial election or appointment to the Board of Directors. On the date of each subsequent annual meeting of stockholders of the Company at which a director is reelected (effective as of the date of the Company's 2000 Annual Meeting), such director receives options to purchase 4,000 shares of Class A Common Stock.

    Also, in 1999, Messrs. Schwab, Carey and Chajet received $30,000, $25,000 and $25,000, respectively, in lieu of standard meeting fees for their respective services rendered as members of the special committee of Triarc's Board of Directors that had been formed to review and negotiate the October 1998 proposal for the acquisition of Triarc by Messrs. Peltz and May. Mr. Carey elected to have the foregoing fee paid in shares of Class A Common Stock.

    For information concerning certain (i) litigation involving certain current and former directors and (ii) fees paid to certain current and former directors of Triarc and related matters, see 'Item 3. Legal Proceedings' in the Company's Annual Report on Form 10-K for the fiscal year ended January 2, 2000, as amended (the 'Form 10-K'), which information is incorporated by reference herein.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), requires Triarc's directors, executive officers, and persons who own more than ten percent of Triarc's common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the 'SEC') and the New York Stock Exchange. Directors, executive officers and greater than ten percent stockholders are required by SEC regulations to furnish Triarc with copies of all Forms 3, 4 and 5 they file.

    Based solely on Triarc's review of the copies of such forms it has received, or written representations from certain reporting persons that no Form 5s were required for these persons, Triarc believes that all its directors, executive officers, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to 1999.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

    The following table sets forth the beneficial ownership as of May 10, 2000 by each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Class A Common Stock (constituting the only class of voting capital stock of the Company), each director of the Company and nominee for director of the Company who has such ownership, each executive officer whose name appears in the Summary Compensation Table below (the 'Named Officers') who was an executive officer of the Company as of May 10, 2000 and all directors and executive officers as a group. Except as otherwise indicated, each person has sole voting and dispositive power with respect to such shares.

                                                           AMOUNT AND
                NAME AND ADDRESS OF                        NATURE OF
                  BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP             PERCENT OF CLASS
                  ----------------                    --------------------             ----------------
DWG Acquisition Group, L.P. ........................    5,982,867 shares(1)                  30.0%
  1201 North Market Street
  Wilmington, DE 19801
Nelson Peltz .......................................    7,373,567 shares(1)(2)(3)            34.7%
  280 Park Avenue
  New York, NY 10017
Peter W. May .......................................    6,931,333 shares(1)(2)               33.3%
  280 Park Avenue
  New York, NY 10017
Neuberger Berman Inc. ..............................    2,014,050 shares(4)                  10.1%
  Neuberger Berman, LLC
  605 Third Avenue
  New York, NY 10158
William Ehrman .....................................    1,883,695 shares(5)                   9.5%
Frederick Ketcher
Jonas Gerstl
Frederic Greenberg
William D. Lautman
  350 Park Avenue
  New York, NY 10022
Hugh L. Carey.......................................       41,932 shares                       *
Clive Chajet........................................       34,800 shares(6)                    *
Joseph A. Levato....................................      174,500 shares                       *
David E. Schwab II..................................       31,873 shares                       *
Jeffrey S. Silverman................................       47,464 shares                       *
Raymond S. Troubh...................................       47,000 shares                       *
Gerald Tsai, Jr.....................................       45,582 shares                       *
Michael Weinstein...................................       46,633 shares                       *
John L. Barnes, Jr..................................      264,001 shares                      1.3%
Eric D. Kogan.......................................      293,001 shares                      1.5%
Brian L. Schorr.....................................      301,991 shares                      1.5%
Directors and Executive Officers as a group
  (18 persons)......................................    9,899,394 shares                     42.0%

---------
*  Less than 1%

(1) The Company is informed that DWG Acquisition has pledged such shares to a financial institution on behalf of Messrs. Peltz and May to secure loans made to them.

(2) Includes 5,982,867 shares held by DWG Acquisition, of which Mr. Peltz and Mr. May are the sole general partners.

(3) Includes 21,200 shares owned by a family trust of which Mr. Peltz is a trustee and 2,600 shares owned by minor children of Mr. Peltz. Mr. Peltz disclaims beneficial ownership of these shares.

(4) The information set forth herein with respect to Neuberger Berman, LLC ('Neuberger LLC') and Neuberger Berman, Inc. (the parent holding company of Neuberger LLC, 'Neuberger Inc.') is

                                              (footnotes continued on next page)

(footnotes continued from previous page)

    based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission (the 'SEC') on February 10, 2000 pursuant to the Exchange Act. Neuberger LLC, along with Neuberger Berman Management Inc. ('Management'), serve as sub-adviser and investment manager, respectively, of Neuberger Inc.'s various mutual funds. Neuberger LLC and Management are deemed to be beneficial owners of 2,014,050 shares of Class A Common Stock. These shares are included as shares over which Neuberger LLC and Management has shared voting and dispositive power. Neuberger LLC and Management disclaim beneficial ownership of 103,100 shares of Class A Common Stock owned by employees in their own personal securities accounts.

(5) The information set forth herein with respect to Messrs. Ehrman, Greenberg, Ketcher, Gerstl, and Lautman is based solely on information contained in a
    Schedule 13G/A filed with the SEC on February 16, 2000 under the Exchange Act. The shares reflected include an aggregate of 1,883,695 shares of Class A Common Stock that Messrs. Ehrman, Ketcher, Gerstl, Greenberg and Lautman may be deemed to beneficially own as general partners of EGS Management, L.L.C., a Delaware limited liability company, EGS Associates, L.P., a Delaware limited partnership, EGS Partners, L.L.C., a Delaware limited liability company, Bev Partners, L.P., a Delaware limited partnership, and Jonas Partners, L.P., a New York limited partnership. The shares reflected also include (i) 61,300 shares of Class A Common Stock owned directly by Mr. Ehrman; (ii) 7,500 shares of Class A Common Stock owned directly by Mr. Gerstl; and (iii) 2,000 shares of Class A Common Stock owned directly by Mr. Greenberg.

(6) Includes 1,300 shares owned by Mr. Chajet's wife, as to which shares Mr. Chajet disclaims beneficial ownership.

                              ----------------------

    The above beneficial ownership table includes options to purchase shares of Class A Common Stock which have vested or will vest within 60 days of May 10, 2000 by the following persons:

                                                                 NUMBER OF SHARES
                  NAME OF BENEFICIAL OWNER                    REPRESENTED BY OPTIONS
                  ------------------------                    ----------------------
Nelson Peltz................................................     1,340,000 shares
Peter W. May................................................       901,666 shares
Hugh L. Carey...............................................        27,000 shares
Clive Chajet................................................        27,000 shares
Joseph A. Levato............................................       146,000 shares
David E. Schwab II..........................................        27,000 shares
Jeffrey S. Silverman........................................         7,500 shares
Raymond S. Troubh...........................................        27,000 shares
Gerald Tsai, Jr.............................................        30,000 shares
Michael Weinstein...........................................        43,333 shares
John L. Barnes, Jr..........................................       260,001 shares
Eric D. Kogan...............................................       279,001 shares
Brian L. Schorr.............................................       295,001 shares
Directors and Executive Officers as a group (18 persons)....     3,655,335 shares

    The beneficial ownership table does not include 3,998,414 shares of Triarc's non-voting Class B Common Stock owned as of May 10, 2000 by entities controlled by Victor Posner (collectively, the 'Posner Entities'). In August 1999, Triarc entered into a definitive agreement with the Posner Entities to acquire all of the Class B Common Stock. One-third of such shares (1,999,208 shares) were acquired by Triarc in August 1999. The agreement further provides that one-half of the remaining shares of Class B Common Stock (1,999,207 shares) will be acquired by Triarc on or before August 19, 2000 and the balance of such shares (1,999,207 shares) will be purchased on or before August 19, 2001. Each of the purchase dates is subject to extension in certain limited circumstances. None of the directors or nominees for directors of the Company or the Named Officers beneficially owned any Class B Common Stock as of May 10, 2000.

    Except for the arrangements relating to the shares described in footnote (1) to the beneficial ownership table, there are no arrangements known to the Company the operation of which may at a subsequent date result in a change in control of the Company.

                             EXECUTIVE COMPENSATION
                    REPORT OF THE COMPENSATION COMMITTEE AND
                     PERFORMANCE COMPENSATION SUBCOMMITTEE

    The Compensation Committee's Role. The Compensation Committee of the Board of Directors (the 'Compensation Committee') is responsible for setting policy for compensation of executive officers of the Company. It is also responsible for reviewing and approving the compensation program for the executive officers of the Company (the 'Executive Compensation Program') and administering the 1997 Plan and the Cable Car Plan. The Performance Compensation Subcommittee's (the 'Subcommittee' or the 'Performance Committee') principal function is to administer the 1998 Plan, the TBHC Option Plan, the 1999 Executive Bonus Plan and the 1993 Plan (which expired by its terms in April 1998). Accordingly, the Subcommittee joins the Compensation Committee in this report.

    The Company's Executive Compensation Program is designed to motivate executives to achieve the Company's business objectives, with a particular emphasis on building the value of the Company. Key components of the Executive Compensation Program consist of base salaries, performance-based cash bonus plans, stock-based compensation plans and discretionary bonuses. To fulfill its principal function, the Compensation Committee specifically reviews and approves each of the elements of the Executive Compensation Program and will continually assess the effectiveness of the Program as a whole. This includes reviewing the design of the Company's various incentive plans for executive officers and assessing the competitiveness of the overall Executive Compensation Program. From time to time, the Company retains external compensation consultants to advise it with respect to competitive pay levels and the development and design of compensation plans. During 1999, the Company's existing six-year compensation arrangements with its Chairman and Chief Executive Officer and President and Chief Operating Officer expired. Accordingly, the Compensation Committee and Performance Committee reviewed the Executive Compensation Program and entered into new compensation arrangements with these two officers. In addition, the Company also adopted the 1999 Executive Bonus Plan, which was approved by the Company's stockholders in September 1999.

    The Company provides its executive officers with a total compensation package that -- at expected levels of performance -- is generally intended to be highly competitive with compensation packages provided to similarly situated executives in the consumer products, restaurants and food and beverage industries. The Company periodically assesses an executive's competitive level of compensation based on comparable market information drawn from a variety of sources, including proxy statements, compensation surveys and external compensation consultants. In addition, such compensation takes into account the various roles and combinations of responsibilities undertaken by Triarc's executive officers, as well as their individual performance and contribution to the success of the Company.

    The Compensation Committee is aware that companies selected for compensation comparison purposes differ from those used for relative stockholder return comparison purposes in this proxy statement's performance graph. The Compensation Committee believes stockholders' interests are best served by providing compensation necessary to attract needed exceptional executive talent from relevant labor markets and that, in many cases, this talent will be attracted from companies that are not included in the peer group index in the performance graph set forth below.

---------
(*) This Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference into such other filing.

    While the expected value of an executive's compensation package is set at a highly competitive level, each executive officer's pay package places a significant portion of pay at risk, and the actual value of the package will exceed or fall below this level depending on actual Company results.

    Incentive Compensation Varies With Performance and Other Factors. Actual total compensation paid to the executive corporate officers may exceed or fall below competitive compensation levels, both annually and over time, based on various factors, including:

         the Company's financial performance;

         the Company's common stock performance;

         the performance of the executive's area of responsibility;

         individual executive performance; and

         the executive's experience in his or her role.

Awards paid under annual and long-term incentive plans to senior operating unit officers are tied to that business units' short- and long-term financial performance and strategic accomplishments of the Company.

    The Company also believes that effectively rewarding individual performance helps drive managers to contribute in ways that enhance the financial and stock performance of the Company and its various business units. Although the Executive Compensation Program provides compensation that varies with financial performance and strategic accomplishments, an executive officer's incentive awards may also be influenced by qualitative assessments of Company, business unit and individual performance, as appropriate. For all executive officers, these assessments are made by either the Compensation Committee or the Subcommittee, as appropriate.

    Overview of the Executive Compensation Program. Key components of the Executive Compensation Program include: (i) the base salary program, (ii) the annual incentive program and (iii) the long-term incentive program.

        Base Salary Compensation. The Company's base salary program is intended to provide base salary levels that are competitive in the external market for executive talent and reflect an individual's ongoing performance. Base salaries are periodically adjusted based on the executive's performance, the Company's overall financial performance and expected salary increases in the market for executive talent.

        Annual Incentive Compensation. During 1999, the Company's stockholders approved the 1999 Executive Bonus Plan which seeks to provide compensation opportunities to eligible executive officers and key employees of the Company and its subsidiaries that are directly related to the financial performance of the Company. The Plan provides for two types of bonuses: formula bonus awards and performance goal bonus awards. No performance goal bonus awards were made with respect to 1999. During 1999 formula bonus awards were awarded to Messrs. Peltz and May. Formula bonus awards were based solely on the Company's operating performance using certain predetermined earnings related criteria outlined in the Plan. Bonus payments under the Plan are intended to be exempt from the tax deduction limitation of Section 162(m) of the Code. The annual cash incentive plans for executive officers of certain of the Company's principal business units (each an 'Annual Plan') provide competitive annual pay opportunities with amounts payable being linked to the business unit's annual financial performance, and to the individual's annual performance. Each Annual Plan sets annual incentive target awards at levels that are competitive in the context of the Company's total Executive Compensation Program, and the appropriate mix of variable and fixed compensation. Financial performance is assessed annually against financial and strategic objectives. Each such executive's individual performance award is related to performance measures most appropriate to his or her responsibilities. To reinforce the need for teamwork and focus attention on overall Company objectives, all participants have a significant portion of their award linked to corporate or unit financial performance, as defined by operating income and other measures.

        In addition, from time to time, the Compensation Committee may award discretionary bonuses based on performance to the Company's executive officers. The amounts of such bonuses are based on the Compensation Committee's evaluation of such individual's contribution. In 1999, special discretionary bonuses were awarded by the Compensation Committee to corporate executive officers to reward their performance in connection with the sale by the Company of its interest in National Propane Partners, L.P. and to incentivize future performance.

        Long-Term Incentive Compensation. The Company provides executive officers and key employees of its principal business units with incentives linked to longer-term business unit and corporate performance through the 1998 Plan, which provides for the grant of options to purchase shares of Company Stock and restricted stock of the Company, and the TBHC Option Plan which provides for the grant of options to purchase shares of TBHC common stock. The Subcommittee believes equity ownership among executives aligns management's interests with those of stockholders and provides long-term incentives for the Company's officers. In 1999, grants to the Company's executive officers were made only under the 1998 Plan.

        Other Executive Compensation. In addition, the Company provides executive officers with benefits and perquisites such as a 401(k) plan, health and life insurance benefits and, in certain cases, tax and financial planning advice, automobile allowances and club dues. Overall, the Compensation Committee believes the provided levels of benefits and perquisites are necessary and competitive and, in combination with the previously mentioned compensation elements, facilitate the Company's ability to secure the needed executive talents.

    Adoption of CEO and COO Compensation Arrangements. Prior compensation arrangements for Nelson Peltz, the Company's Chairman and Chief Executive Officer and Peter W. May, President and Chief Operating Officer expired by their terms in April 1999. Effective May 1, 1999, the Company entered into new employment agreements with Messrs. Peltz and May. The agreements are described in 'Certain Employment Arrangements with Executive Officers.' The employment agreements entered into between the Company and Messrs. Peltz and May resulted from arms'-length negotiations between the Compensation Committee, represented by its chairman, and Messrs. Peltz and May. The Committee believes that the compensation provisions contained in each of the agreements were necessary to secure Messrs. Peltz's and May's employment and are in the best interests of the Company and its stockholders. In setting their overall compensation levels, the Compensation Committee reviewed total compensation offered to chief executive officers and chief operating officers of food, beverage, consumer products and restaurant companies with sales of $500 million or more (with actual pay levels adjusted to reflect the Company's size, inclusive of system-wide franchise sales and the retail equivalent sales of the Company's beverage products to retail customers) in order to assess the competitiveness of the compensation package being offered to Messrs. Peltz and May. The bonuses paid to Mr. Peltz and Mr. May in respect of 1999 under the 1999 Bonus Plan ($3.3 million and $1.7 million, respectively) are based on Company performance and determined by a formula. In addition, during 1999 the Compensation Committee awarded special discretionary bonuses of $2.0 million to Mr. Peltz and $1.0 million to Mr. May to reward their performance in connection with the Company's July 1999 sale of its interest in National Propane Partners, L.P. Mr. Peltz also received an additional discretionary bonus of $225,000.

    Messrs. Peltz and May also received grants of options under the 1998 Plan (which are set forth in the Summary Compensation Table). The factors considered in determining the size of the stock option grants to Messrs. Peltz and May were the stock option guidelines established for all participants in the 1998 Plan (see 'Grant of Equity-Based Incentives for Fiscal 1999,' below), as well as Messrs. Peltz's and May's respective performance and contribution to the Company.

    Bonuses for Fiscal 1999. The Compensation Committee reviewed the fiscal 1999 performance of executive corporate officers and approved bonuses for such executives. The bonuses primarily reflected individual qualitative executive contributions based upon the level of the executive's responsibilities, the efficiency and effectiveness with which the executive oversaw the matters under such executive's supervision, and the degree to which such executive contributed to the accomplishment of the Company's goals. In fiscal 1999, the Company had significant strategic and financial accomplishments, including the sale of its interests in National Propane. These accomplishments had a significant impact on the assessment of the annual incentive compensation for all of the Company's executive corporate officers. The Compensation Committee considered a variety of factors, including these accomplishments, in making its compensation decisions and no specific weighting was assigned to any one of those factors or those accomplishments over others in determining bonuses paid to the executive officers with respect to fiscal 1999; however, the Compensation Committee did compare accomplishments with respect to fiscal 1999 (in particular, the sale of National Propane and the Company's operating performance) with those with respect to fiscal 1998 and, accordingly, the discretionary bonuses paid to senior officers (excluding Messrs. Peltz and May) with respect to fiscal 1999 were approximately 25% more than those awarded with respect to the prior fiscal year.

    Grant of Equity-Based Incentives for Fiscal 1999. The Subcommittee approved stock option grants under the 1998 Plan in respect of fiscal 1999 performance to selected corporate and business unit managers because the Subcommittee determined that it was in the best interest of stockholders to provide significant equity incentives to the Company's management team. Accordingly, in December 1999 the Subcommittee approved stock option grants under the 1998 Plan to selected officers and certain key employees, including Messrs. Peltz and May. The option grants to named executive officers under the 1998 Plan are included in the Summary Compensation Table below. Such awards were made after a review of the exercise prices, numbers and dates of their previous option awards and the option awards made to other executive officers. Although there are no precise targets with respect to the number of stock options, the Subcommittee believes that the higher the level of an executive's responsibilities, the larger the stock based component of his compensation should be. In accordance with the terms of the TBHC Option Plan, the Subcommittee equitably adjusted the exercise price of all outstanding options under the TBHC Option Plan to reflect the effects of the transfer of cash and deferred tax assets from TBHC to Triarc and the transfer of Stewart's Beverages, Inc. (formerly, Cable Car Beverage Corporation) to TBHC.

    Section 162(m) Considerations. The Company's general policy is to award compensation to individuals pursuant to plans that satisfy the requirements of
Section 162(m) of the Code. Nevertheless, each of the Compensation Committee and Subcommittee believes it is important to maintain the flexibility to authorize compensation that does not satisfy the requirements of Section 162(m). Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m), no assurance can be given, notwithstanding the Company's efforts, that compensation intended by the Company to satisfy the requirements for deductibility under
Section 162(m) does in fact do so.

The Compensation Committee                 The Performance Compensation Subcommittee
David E. Schwab II, Chairman               David E. Schwab II, Chairman
Clive Chajet                               Clive Chajet
Joseph A. Levato                           Jeffrey S. Silverman
Jeffrey S. Silverman

INTRODUCTION TO SUMMARY COMPENSATION TABLE

    The Summary Compensation Table sets forth salary of, cash bonus awards as well as non-cash awards granted under the 1993 Plan, the 1998 Plan, the 1999 Executive Bonus Plan and the TBHC Option Plan with respect to the fiscal year ended December 28, 1997, the fiscal year ended January 3, 1999 and the fiscal year ended January 2, 2000 to, Triarc's Chairman and Chief Executive Officer, President and Chief Operating Officer and the other executive officers of Triarc who constituted Triarc's most highly compensated executive officers during fiscal 1999 (the 'Named Officers').

    Messrs. Peltz and May serve as directors and officers of Triarc and several of its subsidiaries, and Messrs. Barnes, Kogan and Schorr serve as officers of Triarc and officers and directors of several of its subsidiaries. Mr. Weinstein serves as a director and officer of TBHC and certain of its subsidiaries (including Snapple and Mistic). All compensation set forth in the Summary Compensation Table for Messrs. Peltz, May, Barnes, Kogan and Schorr (other than the options granted under the TBHC Option Plan) was paid by Triarc and represents amounts paid for services rendered to Triarc and its subsidiaries. All non-cash awards granted to any Named Officer were made by Triarc except for options granted under the TBHC Option Plan. Additional information with respect to the compensation arrangements for the Chairman and Chief Executive Officer and the other Named Officers is set forth below under 'Certain Employment Arrangements with Executive Officers.' No restricted stock awards were made to any of the Named Officers during fiscal 1997, fiscal 1998 or fiscal 1999.

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION
                                 ---------------------------------------------------

                                                                      OTHER ANNUAL
 NAME AND PRINCIPAL POSITION      PERIOD     SALARY($)   BONUS($)    COMPENSATION($)
 ---------------------------      ------     ---------   --------    ---------------
Nelson Peltz .................     1999       933,333    5,554,350(2)     300,034(6)
 Chairman and Chief Executive      1998             1       --            329,067(6)
 Officer of Triarc                 1997             1       --            429,872(6)

Peter W. May .................     1999       800,000    2,664,650(2)     148,285(7)
 President and Chief Operating     1998             1       --            134,173(7)
 Officer of Triarc                 1997             1       --            153,288(7)

Michael Weinstein ............     1999       500,000      225,000           (8)
 Chief Executive Officer of        1998       500,000      225,000           (8)
 the Triarc Beverage Group         1997       458,333    2,250,000(4)        (8)

John L. Barnes, Jr. ..........     1999       300,000      800,000(3)        (8)
 Executive Vice President and      1998       300,000      585,000(3)        (8)
 Chief Financial Officer of        1997       300,000      650,000(3)        (8)
 Triarc

Eric D. Kogan ................     1999       300,000      800,000(3)        (8)
 Executive Vice President --       1998       285,583      595,417(3)        (8)
 Corporate Development of          1997       250,000      700,000(3)        (8)
 Triarc

Brian L. Schorr ..............     1999       312,500      800,000(3)        (8)
 Executive Vice President and      1998       312,500      585,000(3)        (8)
 General Counsel of Triarc         1997       312,500      650,000(3)(5)     (8)

                                             LONG TERM COMPENSATION
                                -------------------------------------------------
                                      AWARDS          PAYOUTS
                                ------------------   ----------
                                    SECURITIES
                                    UNDERLYING          LTIP         ALL OTHER
 NAME AND PRINCIPAL POSITION    OPTIONS/SARS(#)(1)   PAYOUTS($)   COMPENSATION($)
 ---------------------------    ------------------   ----------   ---------------
Nelson Peltz .................       226,000(9)         --             8,800(11)
 Chairman and Chief Executive         26,000(10)        --            --
 Officer of Triarc                   150,000            --            --

Peter W. May .................       113,000(9)         --             8,800(11)
 President and Chief Operating        13,000(10)        --            --
 Officer of Triarc                   100,000            --            --

Michael Weinstein ............        46,000(9)         --             6,400(11)
 Chief Executive Officer of           10,000            --             5,600(11)
 the Triarc Beverage Group            21,000(10)        --             4,000(11)

John L. Barnes, Jr. ..........        56,600(9)         --             8,800(11)
 Executive Vice President and         50,000            --             7,200(11)
 Chief Financial Officer of            6,000(10)        --
 Triarc                               50,000                           6,400(11)

Eric D. Kogan ................        56,600(9)         --             8,800(11)
 Executive Vice President --          50,000            --             7,200(11)
 Corporate Development of              6,600(10)        --
 Triarc                               50,000                           6,400(11)

Brian L. Schorr ..............        56,600(9)         --            12,787(12)
 Executive Vice President and         50,000            --            11,187(12)
 General Counsel of Triarc             6,600(10)        --
                                      50,000                          10,387(12)

---------
 (1) Except as otherwise noted, all stock option grants were made pursuant to the 1993 Plan or 1998 Plan. The option grants under the 1998 Plan with respect to fiscal 1998 were made on March 15, 1999.

 (2) Includes special bonuses paid in connection with the completion of certain transactions and payments made pursuant to the 1999 Executive Bonus Plan described below.

 (3) Includes special bonuses paid in connection with the completion of certain transactions.

 (4) Includes, as consideration for Mr. Weinstein's added responsibilities in connection with the reorganization of the Triarc Beverage Group, the acquisition of Snapple and the cancellation of certain stock appreciation rights with respect to shares of Mistic common stock, a special payment of $2,000,000 awarded under the terms of Mr. Weinstein's 1997 employment agreement that Mr. Weinstein received on January 2, 2000. Of such amount, $1,000,000 vested as of July 1, 1997 and $333,333 vested on each of January 2, 1998, January 2, 1999 and January 2, 2000. For additional information, see 'Certain Employment Arrangements with Executive
     Officers -- Michael Weinstein.'

 (5) Such amount constitutes Mr. Schorr's aggregate bonus with respect to fiscal 1997, $600,000 of which was paid in January 1998 as an advance against such bonus, with the balance being paid in March 1998.

 (6) Includes imputed income of $227,801, $266,837 and $233,856 arising out of the use of corporate aircraft in fiscal 1999, fiscal 1998 and fiscal 1997, respectively.
                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (7) Includes imputed income of $94,791, $77,138 and $85,841 arising out of the use of corporate aircraft in fiscal 1999, 1998 and 1997, respectively, and fees of $40,000 paid by Triarc on behalf of Mr. May for tax and financial planning services in each of fiscal 1999, fiscal 1998 and fiscal 1997.

 (8) Perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported under the headings of 'Salary' and 'Bonus.'

 (9) Includes 26,000, 13,000, 6,600, 6,600 and 6,600 options granted in 1998 under the TBHC Option Plan to Messrs. Peltz, May, Barnes, Kogan and Schorr, respectively, and 21,000 options granted in 1997 under the TBHC Plan to Mr. Weinstein, the exercise prices of which were equitably adjusted in 1999. In May 1999, in accordance with the terms of the TBHC Option Plan, the Performance Committee equitably adjusted the exercise price of all outstanding options under the TBHC Option Plan to reflect the effects of the transfer of cash and deferred tax assets from TBHC to Triarc and the contribution of Stewart's Beverages, Inc. to TBHC. As a result, the exercise price of each of the TBHC options granted in 1998 at an exercise price of $191.00 per share was equitably adjusted to $138.83 per share and the exercise price of each TBHC option granted in 1997 at an exercise price of $147.30 per share was equitably adjusted to $107.05 per share. In addition, holders of options with an original exercise price of $147.30 per share may be entitled to a cash payment of $51.34 per share, and holders of options with an original exercise price of $191.00 per share may be entitled to a cash payment of $39.40 per share, if they exercise their options or their right to resell their shares to TBHC. Triarc has agreed with TBHC that it will pay or reimburse TBHC for any such cash payment to a holder of options to the extent that such holder was an employee of Triarc (but not an employee of a subsidiary of Triarc) on May 17, 1999.

(10) Represents grants of options made pursuant to the TBHC Plan which were equitably adjusted in 1999. See footnote (9) above.

(11) Represents amounts contributed to 401(k) plan by Triarc (Snapple, in the case of Mr. Weinstein) on behalf of the Named Officer.

(12) Includes $8,800, $7,200 and $6,400 contributed to 401(k) plan by Triarc on behalf of Mr. Schorr in fiscal 1999, 1998 and 1997, respectively, and $3,987 of other compensation paid by Triarc in an amount equal to premiums for life insurance in each of fiscal 1999, 1998 and 1997.

CERTAIN EMPLOYMENT ARRANGEMENTS WITH EXECUTIVE OFFICERS

    Nelson Peltz and Peter W. May. Since April 1993, Nelson Peltz and Peter W. May have been serving Triarc as its Chairman and Chief Executive Officer and its President and Chief Operating Officer, respectively. Under the terms of their original employment and compensation arrangements, which expired by their terms in April 1999, each of them received an annual base salary of $1.00. In addition, Messrs. Peltz and May participated in the incentive compensation and welfare and benefit plans made available to Triarc's corporate officers. New employment agreements were entered into by the Company and Messrs. Peltz and May, effective as of May 1, 1999. The agreements provide for a five year term through April 30, 2004, unless otherwise terminated as provided therein, with automatic annual one year renewals unless either the Company or the executive gives written notice not later than 180 days preceding the date of any such extension that such party does not wish to extend the term. The agreements provide for annual base salaries of $1,400,000 per year for Mr. Peltz and $1,200,000 per year for Mr. May, subject to increase but not decrease from time to time. In addition, the executives will receive an annual bonus for each fiscal year at least equal to the bonus amount actually earned under the stockholder approved 1999 Executive Bonus Plan; provided that the Board of Directors (including the Compensation Committee) may award additional bonuses in its discretion. In the event employment is terminated by the Company without 'cause,' or by the executive for 'good reason' (as each such term is defined in the agreements), or at the executive's option following a 'change of control,' the agreements provide that each executive will be entitled to receive within ten days of termination, among other things, an amount equal to the sum of: (i) the executive's then current base salary through the date of termination, any bonus amounts payable, and accrued vacation pay; (ii) the executive's then current base salary through the remainder of the employment term; (iii) five times the highest bonus as calculated under the agreements; and (iv) five times the sum of Company contributions paid or accrued on the executive's behalf to any defined contribution retirement plans during the year preceding termination. In addition, the executives will be entitled to receive a pro rata bonus for the year in which the termination occurs. 'Change of control' would generally include the following events: (i) a majority of the Company's directors being replaced; (ii) any person, defined in the Securities Exchange Act of 1934, as amended, acquires 50% or more of the combined voting power of the Company's voting securities; (iii) a sale of all or substantially all of the assets of the Company; (iv) a merger or similar transaction that requires stockholder approval, unless the Company's stockholders continue to own 50% or more of the combined voting power of the resulting entity's voting securities; (v) the Company's stockholders approve a plan of complete liquidation or dissolution of the Company; or (vi) such other events as may be designated by the Board of Directors. Under the agreements, in the event that any benefit paid to Messrs. Peltz and May becomes subject to excise tax imposed under Section 4999 of the Internal Revenue Code, the Company will indemnify Messrs. Peltz and May so that after payment of such excise taxes, Messrs. Peltz and May will be in the same after-tax position as if no excise tax had been imposed. The agreements also provide that in the event that employment is terminated without 'cause' by the Corporation, by Messrs. Peltz or May for 'good reason,' or under other specified circumstances (including a change of control), all non-vested stock options and other non-vested stock or stock-based awards then owned by the executives will, subject to certain limitations, vest immediately and (i) subject to certain limitations, all of such awards granted on or after February 24, 2000 and
(ii) all of the Company stock options granted before February 24, 2000 with an exercise price greater than $17.6875 per share (the closing price of the Company's common stock on such date), will remain exercisable until the earlier of one year following termination or the award's stated expiration date.

    Michael Weinstein. Snapple and Mistic entered into an amended and restated employment agreement, effective as of June 1, 1997, with Michael Weinstein, providing for the employment of Mr. Weinstein as the Chief Executive Officer of TBHC, Snapple, Mistic and Royal Crown. The term of employment will continue until January 2, 2001, unless otherwise terminated or renewed as provided in the agreement. Mr. Weinstein's employment agreement is automatically renewed for additional one year periods unless either Mr. Weinstein or Snapple elect, upon 180 days' notice, not to renew. Mr. Weinstein receives an annual base salary of $525,000, and is eligible to receive an annual cash incentive bonus and future grants of options to purchase shares of the Company's Class A Common Stock. Mr. Weinstein also received a special payment of $2,000,000 in January 2000, of which $1,000,000 vested as of July 1, 1997 and $333,333 vested on each of January 2, 1998, 1999 and 2000.

    Mr. Weinstein is also entitled to participate in any insurance, including life, disability, medical and dental, vacation, pension and retirement plans and to receive any other employee benefits and perquisites made generally available by Snapple to its senior officers. In addition, Mr. Weinstein is entitled to a monthly automobile allowance in the amount of $900.

    In the event Snapple terminates Mr. Weinstein's employment without good cause, Mr. Weinstein's employment agreement provides that he will receive an amount equal to the sum of: (1) the greater of: (a) his base salary for one year and (b) the entire amount of base salary that would be payable to Mr. Weinstein under his employment agreement through the last day of the then current term, plus any earned but unpaid base salary, vacation or annual bonus in respect of a prior year owing to Mr. Weinstein accrued before the termination; plus (2) Mr. Weinstein's annual bonus for the year in which the termination occurs.

    In addition, Mr. Weinstein's option to purchase 15,000 shares of Triarc's Class A Common Stock will vest immediately as of the date of his termination and may be exercised by Mr. Weinstein within the earlier of one year from the date of termination or on the date the option expires. Mr. Weinstein's employment agreement also provides that in the event of a change in control, Mr. Weinstein may terminate his employment within 12 months following the change in control, if he does so because of any substantial diminution of his title, duties, or responsibilities, or any material reduction in compensation, and will be entitled to receive the same payments that he would have been entitled to receive had his employment been terminated without good cause.

    Mr. Weinstein's employment agreement also contains confidentiality provisions that prohibit him from disclosing confidential information relating to Snapple, its subsidiaries or its affiliated companies during the term of his employment agreement and for a period of four years afterwards. In addition, the agreement contains non-competition provisions that prohibit Mr. Weinstein from competing in the premium or carbonated beverage business for a period of 18 months following the termination of his employment for cause or his voluntary resignation before the last day of his term of employment.

    John L. Barnes, Jr., Eric D. Kogan and Brian L. Schorr. Each of Messrs. Barnes, Kogan and Schorr, the Company's Executive Vice President and Chief Financial Officer, Executive Vice President -- Corporate Development and Executive Vice President and General Counsel, respectively, are parties to employment agreements with the Company entered into effective as of February 24, 2000. The agreements provide for a three year term, unless otherwise terminated as provided therein, with automatic annual one year renewals unless either the Company or the employee gives written notice not later than 180 days preceding the date of any such extension that such party does not wish to extend the term. The agreements provide for annual base salaries of $475,000 per year, subject to increase but not decrease from time to time. In addition, the executives are eligible to receive bonuses during each of the Company's fiscal years from time to time as appropriate, in the sole discretion of the Company, and to participate in the 1999 Executive Bonus Plan. In the event employment is terminated by the Company without 'cause', or by an executive for certain specified reasons (including following a 'change of control' or for 'good reason', such terms having similar definitions as in Messrs. Peltz' and May's employment agreements), the agreements provide that each executive will be entitled to receive within ten days of termination, among other things, an amount equal to the sum of: (i) the executive's then current base salary through the date of termination, any bonus amounts payable, accrued vacation pay, and two and one-half times the sum of Company contributions paid or accrued on the executive's behalf to any defined contribution retirement plans during the year preceding termination; (ii) the executive's then current salary through the remainder of the employment term (but in no event for more than two and one-half years); and (iii) two and one-half times the highest bonus, as calculated under the agreements. In addition, the executives will be entitled to receive a pro rata bonus for the year in which the termination occurs. Under the agreements, in the event that any benefit paid to Messrs. Barnes, Kogan or Schorr becomes subject to excise tax imposed under
Section 4999 of the Internal Revenue Code, the Company will indemnify Messrs. Barnes, Kogan and Schorr so that after payment of such excise taxes, Messrs. Barnes, Kogan and Schorr will be in the same after-tax position as if no excise tax had been imposed. The agreements also provide that in the event that employment is terminated without 'cause' by the Company, by Messrs. Barnes, Kogan or Schorr for 'good reason,' or under other specified circumstances (including a change of control), all non-vested stock options and other non-vested stock or stock-based awards of the Company or any subsidiary then owned by the executives will, subject to certain limitations, vest immediately and (i) all of such awards granted on or after February 24, 2000 and (ii) all of the Company stock options granted before February 24, 2000 with an exercise price greater than $17.6875 per share (the closing price of the Company's common stock on such date), will remain exercisable until the earlier of one year following termination or the award's stated expiration date.

    CASH INCENTIVE PLANS

    The Triarc Beverage Group ('TBG') has an annual cash incentive plan (the 'Annual Incentive Plan') for executive officers and key employees, including Mr. Weinstein.

    The Annual Incentive Plan is designed to provide annual incentive awards to participants, with amounts payable being linked to the applicable company's annual financial performance and the performance of the participant during the preceding year. Financial performance is assessed annually against financial and strategic objectives. Under the Annual Incentive Plan, participants may receive awards of a specified percentage of their then current base salaries, which percentage varies depending upon the level of seniority and responsibility of the participant. Such percentage is set by TBG's management in consultation with management of Triarc. Such awards may be adjusted on a discretionary basis to reflect the relative individual contribution of the executive or key employee, to evaluate the 'quality' of TBG's earnings or to take into account external factors that affect performance results. Management of Triarc and TBG may also decide that multiple performance objectives related to TBG's and/or the individual's performance may be appropriate in order to determine the amount of the annual incentive awards. The Annual Incentive Plan may be amended or terminated at any time.

    1999 EXECUTIVE BONUS PLAN

    The Company's 1999 Executive Bonus Plan is designed to provide incentive compensation for designated executive officers and key employees of the Company and its subsidiaries that is directly related to the financial performance of the Company. The plan was approved by the Company's stockholders on September 23, 1999. The 1999 Executive Bonus Plan, which is effective as of
May 3, 1999, provides for two types of bonuses to be awarded to designated participants: 'Formula Bonus Awards' and 'Performance Goal Bonus Awards'. Formula Bonus Awards are based solely on the Company's operating performance using certain predetermined factors outlined in the plan. Performance Goal Bonus Awards are based on the Company achieving certain performance goals which are established annually by the Performance Compensation Subcommittee of the Triarc Board of Directors (the 'Performance Committee'), based on specific categories of criteria set forth in the 1999 Executive Bonus Plan. Such criteria include the successful completion of acquisitions, dispositions, recapitalizations, financings and refinancings, return on the Company's investment portfolio and other market and operating performance measures, including, among other things, earnings per share, market share, margins, productivity improvement and stock price. The Performance Committee establishes the performance goals as to each participant for each plan year and, if more than one performance goal is established, the weighting of the performance goals. Messrs. Peltz and May are eligible to receive Formula Bonus Awards and each of Messrs. Peltz, May, Barnes, Kogan and Schorr has been designated by the Performance Committee as being eligible to receive a Performance Goal Bonus Award under the 1999 Executive Bonus Plan for plan year 2000. Performance Goal Bonus Awards may not exceed $5,000,000 to any single participant for any plan year. The Performance Committee may, in its sole and absolute discretion, adjust or modify the calculation of the performance goals in certain circumstances. In addition, the 1999 Executive Bonus Plan provides that the Performance Committee may reduce or eliminate a Performance Goal Bonus Award even if certain performance goals have been achieved if the Performance Committee, in its sole discretion, determines to do so. The Performance Committee may also amend, suspend, or terminate the 1999 Executive Bonus Plan or any portion thereof at any time; provided that no such amendment or alteration shall be made that would impair the rights of any participant without the participant's consent. Payments of awards under the 1999 Executive Bonus Plan are intended to be exempt from the tax deduction limitation of
Section 162(m) of the Internal Revenue Code, which generally limits deductions for compensation paid to senior executive officers to $1.0 million per year.

    DISCRETIONARY BONUSES

    From time to time, the Compensation Committee of the Triarc Board may award discretionary bonuses based on performance to certain executive officers. The amounts of such bonuses will be based on the Compensation Committee's evaluation of each such individual's contribution.

    1993 EQUITY PARTICIPATION PLAN

    The 1993 Plan, which expired on April 24, 1998, provided for the grant of options to purchase Class A Common Stock, stock appreciation rights ('SARs'), restricted shares of Class A Common Stock and, to non-employee directors of Triarc, at their option, shares of Class A Common Stock in lieu of annual retainer fees and/or Board of Directors or committee meeting attendance fees ('Fees') that would otherwise be payable in cash. Directors, selected officers and key employees of, and key consultants to, Triarc and its subsidiaries were eligible to participate in the 1993 Plan. A maximum of 10,000,000 shares of Class A Common Stock (subject to certain adjustments) were authorized to be delivered by the Company pursuant to options, SARs and restricted shares granted under the 1993 Plan. As of May 10, 2000, options to acquire a total of 7,966,517 shares of Class A Common Stock were outstanding under the 1993 Plan. The plan is administered by the Performance Committee.

    1998 EQUITY PARTICIPATION PLAN

    The 1998 Plan was approved by Triarc's Board of Directors on March 10, 1998 and was approved by the stockholders on May 6, 1998. The 1998 Plan replaced the 1993 Plan which expired on April 24, 1998. The 1998 Plan provides for the granting of stock options, SARs and restricted stock to officers and key employees of, and consultants to, Triarc and its subsidiaries and affiliates. The 1998 Plan provides for automatic awards of options to non-employee directors of Triarc and permits non-employee directors to elect to receive all or a portion of their Fees in shares of Class A Common Stock. Subject to certain antidilution adjustments, a maximum of 5,000,000 aggregate shares of Class A Common Stock may be granted on the exercise of options or SARs or upon a director's election to receive Fees in Triarc shares pursuant to the 1998 Plan. In addition, the maximum number of shares of Class A Common Stock that may be granted to any individual in a calendar year is 1,000,000 shares. As of May 10, 2000, options to acquire 1,984,000 shares of Class A Common Stock were outstanding under the 1998 Plan. The 1998 Plan is administered by the Performance Committee. The term during which awards may be granted under the 1998 Plan will expire on April 30, 2003.

    TRIARC BEVERAGE HOLDINGS CORP. 1997 STOCK OPTION PLAN

    The TBHC Option Plan was approved by the Board of Directors of TBHC and by the Performance Committee on August 19, 1997, and amended in May 1999, and provides for the grant of options to acquire common stock of TBHC, a 99.9% owned subsidiary of the Company. Key employees, officers, directors and consultants of TBHC and its subsidiaries and affiliates, and of Triarc and its other subsidiaries and affiliates, are eligible to participate in the TBHC Option Plan. A maximum of 150,000 shares of TBHC common stock (subject to certain adjustments) are authorized to be delivered by TBHC pursuant to options granted under the plan, representing 15% of the outstanding shares of TBHC common stock determined on a fully-diluted basis. As of May 10, 2000, options to acquire 148,075 shares of TBHC common stock were outstanding under the TBHC Option Plan. The TBHC Option Plan is administered by the Performance Committee. The term during which options may be granted under the TBHC Option Plan expires on August 18, 2007.

    1997 EQUITY PARTICIPATION PLAN

    The 1997 Plan was approved by the Executive Committee of the Board of Directors on December 11, 1997 and provides for the granting of stock options to purchase shares of Class A Common Stock. Participants in the 1997 Plan are limited to selected key employees and consultants of Triarc, its subsidiaries and affiliates who are important to the success and growth of the Company, its subsidiaries and affiliates, but who are not 'directors,' 'executive officers' or 'officers' of Triarc. A total of 500,000 shares of Class A Common Stock are reserved for issuance under the 1997 Plan. As of May 10, 2000, options to acquire 423,750 shares of Class A Common Stock were outstanding under the 1997 Plan. The 1997 Plan is administered by the Compensation Committee of the Triarc Board of Directors. The term during which options may be granted under the 1997 Plan expires on December 11, 2002.

    OPTIONS GRANTED IN FISCAL 1999

    The following table sets forth certain information with respect to options to purchase shares of Class A Common Stock granted to the Named Officers in the fiscal year ended January 2, 2000. No grants of options to purchase shares of TBHC common stock were made under the TBHC Option Plan to any Named Officer during fiscal 1999. No SARs were granted to any of the Named Officers, and no stock options were exercised by any Named Officer during fiscal 1999. The grants expiring in March 2009 were made with respect to fiscal 1998 while the other grants listed were made with respect to fiscal 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                                  GRANT DATE
                                                                  INDIVIDUAL GRANTS                                 VALUE
                                                   -----------------------------------------------                ----------
                                                   NUMBER OF        % OF TOTAL
                                                   SECURITIES        OPTIONS           EXERCISE
                                                   UNDERLYING       GRANTED TO          OR BASE                   GRANT DATE
                                                   OPTIONS/SARS     EMPLOYEES IN         PRICE       EXPIRATION    PRESENT
                      NAME                         GRANTED(#)(1)    FISCAL YEAR(2)   ($ PER SHARE)     DATE        VALUE(3)
-------------------------------------------------  -------------    --------------   -------------   ----------   ----------
Nelson Peltz.....................................     200,000            9.00%          $17.75        12/22/09    $1,632,720
Peter W. May.....................................     100,000            4.50%          $17.75        12/22/09    $  816,360
Michael Weinstein................................      15,000            0.68%          $17.75        12/22/09    $  122,454
                                                       10,000(4)         0.45%          $16.875       03/15/09    $   72,847
John L. Barnes, Jr...............................      50,000            2.25%          $17.75        12/22/09    $  408,180
                                                       50,000(4)         2.25%          $16.875       03/15/09    $  364,235
Eric D. Kogan....................................      50,000            2.25%          $17.75        12/22/09    $  408,180
                                                       50,000(4)         2.25%          $16.875       03/15/09    $  364,235
Brian L. Schorr..................................      50,000            2.25%          $17.75        12/22/09    $  408,180
                                                       50,000(4)         2.25%          $16.875       03/15/09    $  364,235

---------
(1) All options granted to Named Officers during 1999 were granted under the 1998 Plan. One third of the options granted under the 1998 Plan will vest on each of the first, second and third anniversaries of the date of grant and the options will be exercisable at any time between the date of vesting and the tenth anniversary of the date of grant. The option agreements evidencing options to purchase shares of Class A Common Stock awarded to directors of Triarc, the Chairman and Chief Executive Officer, the President and Chief Operating Officer, and all officers of Triarc at the level of Senior Vice President or above provide that the options may be transferred by the optionee pursuant to a domestic relations order or to certain permitted transferees.

(2) The percentages are based on the aggregate number of options granted in fiscal 1999 to purchase Class A Common Stock. Of the 2,221,000 total options to purchase Class A Common Stock granted in fiscal 1999, options to purchase 844,250 shares were granted March 15, 1999 with respect to fiscal 1998.

(3) These values were calculated using a Black-Scholes option pricing model. The actual value, if any, that an executive may realize will depend on the excess, if any, of the stock price over the exercise price on the date the options are exercised, and no assurance exists that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The following assumptions were used to calculate the present value of the option grants with respect to Class A Common Stock:

      (a) assumed option term of seven years;

      (b) stock price volatility factors of .2895 and .2865 for the March 15, 1999 and December 22, 1999 grants, respectively;

      (c) annual discount rates of 5.34% and 6.57% for the March 15, 1999 and December 22, 1999 grants, respectively; and

      (d) no dividend payment.

   These estimated option values, including the underlying assumptions used in calculating them, constitute 'forward-looking statements' within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks, uncertainties and other factors which may cause the actual value of the options to be materially different from those expressed or implied herein.

(4) These options were granted on March 15, 1999 in respect of fiscal 1998.

    In addition to the foregoing grants of options, in May 1999, in accordance with the terms of the TBHC Option Plan, the Performance Committee equitably adjusted the exercise price of all outstanding options under the TBHC Option Plan to reflect the effects of the transfer of cash and deferred tax assets from TBHC to Triarc and the contribution of Stewart's Beverages, Inc. to TBHC. See footnote (9) to the Summary Compensation Table above. The following table sets forth certain information with respect to the options previously issued to the Named Officers that were equitably adjusted in 1999.

                                                                                                                GRANT DATE
                                                               INDIVIDUAL GRANTS                                  VALUE
                                                ------------------------------------------------                ----------
                                                NUMBER OF      % OF TOTAL
                                                SECURITIES      OPTIONS          EXERCISE
                                                UNDERLYING     GRANTED TO         OR BASE                       GRANT DATE
                                                OPTIONS/SARS   EMPLOYEES IN        PRICE           EXPIRATION    PRESENT
                     NAME                       GRANTED(#)(1)  FISCAL YEAR(2)   ($ PER SHARE)(3)         DATE    VALUE(4)
----------------------------------------------     ------          -----            -------         --------    ----------
Nelson Peltz..................................     26,000          17.88%           $138.83         06/20/08    $6,045,520
Peter W. May..................................     13,000           8.94%           $138.83         06/20/08    $3,022,760
Michael Weinstein.............................     21,000          14.44%           $107.05         08/19/07    $5,479,110
John L. Barnes, Jr............................      6,600           4.54%           $138.83         06/20/08    $1,534,632
Eric D. Kogan.................................      6,600           4.54%           $138.83         06/20/08    $1,534,632
Brian L. Schorr...............................      6,600           4.54%           $138.83         06/20/08    $1,534,632

---------
(1) All options that were equitably adjusted during 1999 were granted under the TBHC Option Plan. One third of the options granted under the TBHC Option Plan vested on July 1, 1999, and one-third will vest on each of July 1, 2000 and July 1, 2001.

(2) The percentages are based on the 145,425 total options previously granted under the TBHC Option Plan that were equitably adjusted in 1999.

(3) The exercise price reflects the equitable adjustment made to the options in 1999. The options were originally granted to each of Messrs. Peltz, May, Barnes, Kogan and Schorr in June 1998, at an exercise price of $191.00 per share, and to Mr. Weinstein in August 1997, at an exercise price of $147.30 per share. Such exercise prices reflected the fair market value of the TBHC common stock on the original date of grant as determined by a third-party independent appraiser.

(4) These values were calculated using a Black-Scholes option pricing model. The actual value, if any, that an executive may realize will depend on the excess, if any, of the stock price over the exercise price on the date the options are exercised, and no assurance exists that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The following assumptions were used to calculate the present value of the option grants with respect to TBHC common stock:

      (a) assumed option term of seven years from the original date of grant;

      (b) stock price volatility factor of 0.0001, reflecting the fact that, as a privately held subsdiairy, the TBHC common stock does not have a public trading market;

      (c) an annual discount rate of 5.66%;

      (d) no dividend payment; and

      (e) 3% discount of Black-Scholes ratio for each year an option remains unvested.

   These estimated option values, including the underlying assumptions used in calculating them, constitute 'forward-looking statements' within the meaning of the Private Securities Litigation
                                              (footnotes continued on next page)

(footnotes continued from previous page)

   Reform Act of 1995 and involve risks, uncertainties and other factors which may cause the actual value of the options to be materially different from those expressed or implied herein.

    OPTION VALUES AT END OF FISCAL 1999

    The following table sets forth certain information concerning the value as of January 2, 2000 of unexercised in-the-money options to purchase shares of Class A Common Stock and shares of TBHC common stock granted to the Named Officers outstanding as of the end of fiscal 1999.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                                  NUMBER OF
                                                                                 SECURITIES             VALUE OF
                                                                                 UNDERLYING            UNEXERCISED
                                                                                 UNEXERCISED          IN-THE-MONEY
                                                                                   OPTIONS               OPTIONS
                                                                                  AT FISCAL             AT FISCAL
                                                      SHARES                      YEAR-END              YEAR-END
                                                     ACQUIRED                      1999(#)             1999($)(1)
                                                        ON         VALUE        EXERCISABLE/          EXERCISABLE/
                       NAME                          EXERCISE     REALIZED      UNEXERCISABLE         UNEXERCISABLE
                       ----                          --------     --------      -------------         -------------
Nelson Peltz
   Triarc Options.................................      -0-         -0-      1,281,666/2,408,334   3,973,246/  465,379
   TBHC Options...................................      -0-         -0-          8,666/   17,334   1,842,045/3,684,515
Peter W. May
   Triarc Options.................................      -0-         -0-        860,000/1,575,000    2,681,254/  305,621
   TBHC Options...................................      -0-         -0-          4,333/    8,667      921,022/1,842,258
Michael Weinstein
   Triarc Options.................................      -0-         -0-         31,666/   38,334      187,246/   97,379
   TBHC Options...................................      -0-         -0-          7,000/   14,000    1,793,960/3,671,920
John L. Barnes, Jr.
   Triarc Options.................................      -0-         -0-        203,334/  156,666      907,425/  339,650
   TBHC Options...................................      -0-         -0-          2,200/    4,400      467,632/  935,264
Eric D. Kogan
   Triarc Options.................................      -0-         -0-        212,334/  166,666      945,250/  398,000
   TBHC Options...................................      -0-         -0-          2,200/    4,400      467,632/  935,264
Brian L. Schorr
   Triarc Options.................................      -0-         -0-        238,334/  156,666    1,063,675/  339,650
   TBHC Options...................................      -0-         -0-          2,200/    4,400      467,632/  935,264

---------
(1) On December 31, 1999 (the last trading day during fiscal 1999), the closing price of Class A Common Stock on the New York Stock Exchange was $18.375 per share. TBHC common stock is not publicly traded. The per share value as of January 2, 2000 is based on a May 17, 1999 valuation of $311.99 per share provided to TBHC by an independent third party, the latest valuation prepared.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
    Mr. Levato was appointed to the Compensation Committee of the Board of Directors in July 1997. Mr. Levato has been a director of the Company since July 1996 and retired as Executive Vice President and Chief Financial Officer of the Company in August 1996. Mr. Levato is not a member of the Performance Compensation Subcommittee.

STOCK PRICE PERFORMANCE GRAPH(*)

                             TRIARC COMPANIES, INC.
                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN:
              TRIARC VS. S&P 500 INDEX AND S&P SMALL CAP 600 INDEX

    The following graph compares the cumulative five year total return of Triarc's Class A Common Stock with the S&P 500 Index and the S&P Small Cap 600 Index (the 'Peer Group'). The Peer Group has been selected because the Company does not believe it can reasonably identify a peer group comprised of publicly-traded companies focused on non-alcoholic beverages and restaurants that are comparable to the Company in terms of revenues or product mix. Accordingly, the Company has chosen the Peer Group on the basis of comparing the Company's performance to that of the companies with similar market capitalizations comprising the S&P Small Cap 600 Index. The stockholders' returns set forth below assume an initial investment of $100 and that all dividends have been reinvested.

                             [PERFORMANCE GRAPH]

                                      31-Dec-94     31-Dec-95    31-Dec-96    28-Dec-97    3-Jan-99    2-Jan-00
                                      ---------     ---------    ---------    ---------    --------    --------
Triarc Class A Common Stock             $100         $ 94         $ 98         $206         $135        $156
S&P 500'r' Index                        $100         $138         $169         $218         $290        $351
S&P'r' Small Cap 600 Index              $100         $130         $158         $191         $195        $220

---------
(*) The stock price performance graph does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates the stock price performance graph by reference into such other filing.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    During 1997, 1998 and 1999 the Company leased an airplane and a helicopter that were owned by Triangle Aircraft Services Corporation ('TASCO'), a company owned by the Chairman and Chief Executive Officer and the President and Chief Operating Officer of the Company (the 'Executives'), or subsidiaries of TASCO, for a base annual rent, adjusted to $3,258,000 as of May 21, 1997, plus annual cost of living adjustments commencing October 1, 1997, under a dry lease which, subject to renewal, would have expired in 2002. Effective October 1, 1999 the annual rent was $3,447,000 of which $3,078,000 was deemed to represent rent for the airplane and $369,000 was deemed to represent rent for the helicopter. Prior to May 21, 1997, the then annual rental payments were $2,008,000. In addition, in 1997 the Company paid TASCO $2,500,000 for (i) an option (the 'Option') to continue the lease for an additional five years effective September 30, 1997 and
(ii) the agreement by TASCO to replace the helicopter covered under the lease. Such $2,500,000 was being amortized to rental expense over the five-year period commencing October 1, 1997. In connection with such lease and the amortization of the Option, the Company had rent expense of $2,876,000, $3,885,000 and $3,850,000 for 1997, 1998 and 1999, respectively. Pursuant to this dry lease, during 1997, 1998 and 1999 the Company also paid the operating expenses, including repairs and maintenance, of the aircraft and the costs of certain capitalized improvements to the aircraft directly to third parties. During 1999 the Company incurred $2,207,000 of repairs and maintenance for the aircraft, principally relating to the airplane for required inspections and overhaul of the engines and landing gear in accordance with Federal Aviation Administration standards, and $7,278,000 of capitalized improvements to the airplane.

    On January 19, 2000, the Company acquired 280 Holdings, LLC ('280 Holdings'), the TASCO subsidiary that was the owner and lessor to the Company of the airplane that had previously been leased from TASCO, for $27,210,000 consisting of cash of $9,210,000 and the assumption of an $18,000,000 secured promissory note with a commercial lender payable over seven years. The purchase price was based on independent appraisals and was approved by the Audit Committee and the Board of Directors. In addition, TASCO paid the Company $1,200,000 representing the portion of the $1,242,000 unamortized amount of the Option as of January 2, 2000 relating to the airplane owned by 280 Holdings. The Company continues to lease the helicopter from a subsidiary of TASCO for the annual rent of $369,000 and owns the airplane through its ownership of 280 Holdings.

    As of August 14, 1998, the Company acquired certain furniture located at the Company's offices from an entity owned solely by the Executives for an aggregate purchase price of $1,201,800. The Company had been using such furniture on a rent-free basis since April 1993. The purchase price was determined, on an arms-length basis, by the Audit Committee of the Board of Directors which negotiated and approved the transaction and was equal to the lower of two appraisals of the furniture prepared by independent third party appraisers.

    On February 25, 1999, Triarc Consumer Products Group, LLC ('TCPG'), a subsidiary of the Company, completed the sale of $300.0 million principal amount of 10.25% senior subordinated notes due 2009 pursuant to Rule 144A of the Securities Act of 1933, as amended. Upon the closing of such sale, the Executives purchased an aggregate $20.0 million of such notes. The Company has been advised by the Executives that they no longer hold any of such notes.

    The Company has an investment in MCM Capital Group, Inc. ('MCM'). MCM is a financial services company specializing in the recovery, restructuring, resale and securitization of charged-off, delinquent and non-performing receivable portfolios acquired at deep discounts. On July 14, 1999 MCM consummated an initial public offering (the 'MCM IPO') of 2,250,000 shares of its common stock resulting in a decrease in the Company's percentage ownership interest to 8.4% from 12.2%. On January 12, 2000 the Company entered into an agreement (the 'Note Guaranty') to guarantee $10,000,000 principal amount of senior notes (the 'MCM Notes') issued by MCM to a major financial institution in consideration for a fee of $200,000 and warrants to purchase 100,000 shares of MCM common stock at $.01 per share with an estimated fair value on the date of grant of $305,000. The $10,000,000 guaranteed amount will be reduced by (i) any repayments of the MCM Notes, (ii) any purchases of the MCM Notes by the Company and (iii) the amount of certain investment banking or financial advisory services fees paid to the financial institution or its affiliates or, under certain circumstances, other financial institutions by the Company, MCM or another significant stockholder of MCM or any of their affiliates. Certain officers of the Company, including entities controlled by them, collectively own approximately 15.7% of MCM and are not parties to the Note Guaranty and could indirectly benefit therefrom. In addition to the Note Guaranty, the Company and certain other stockholders of MCM, including the officers of the Company referred to above, on a joint and several basis, have entered into guaranties (the 'Bank Guaranties') and certain related agreements to guarantee an aggregate of $15,000,000 of revolving credit borrowings of a subsidiary of MCM, of which the Company would be responsible for approximately $1,800,000 assuming all of the parties other than the Company (the 'Other Parties') to the Bank Guaranties and the related agreements fully perform. The Company purchased a $15,000,000 certificate of deposit from such financial institution which under the Bank Guaranties is subject to set off under certain circumstances if the parties to the Bank Guaranties and related obligations fail to perform their obligations thereunder. MCM has encountered cash flow and liquidity difficulties. While it is not currently possible to determine if MCM may eventually default on any of the aforementioned obligations, management of the Company currently believes that it is possible, but not probable, that the Company will be required to make payments under the Note Guaranty and/or the Bank Guaranties.

    As part of its overall retention efforts, the Company provides certain of its officers and employees with the opportunity to co-invest in some of the investment opportunities available to the Company. The Company and certain of its officers and employees co-invested in EBT Holding Company, LLC ('EBT') resulting in the Company owning 18.6% and the officers and employees owning 56.4%. The only operating asset of EBT is its investment in the non-cumulative preferred stock of EBondTrade.com, Inc., a privately held entity. The Company advanced the funds for the purchases by the officers and employees and transferred such ownership to the officers and employees for cash aggregating $376,000 and notes due the Company aggregating $752,000, of which one-half or $376,000, are non-recourse notes. Such notes bear interest at the prime rate adjusted annually (8.5% at May 10, 2000). Notes with Messrs. Peltz, May, Barnes, Kogan and Schorr were entered into in the principal amount of $300,000, $150,000, $75,000 and $33,333, respectively, in connection with this investment.

    The Company has an investment in Clarion KPE Investors, LLC ('Clarion'). The principal asset of Clarion is its investment in the non-cumulative preferred stock of KPE, Inc.('KPE'), a privately held entity. Subsequent to January 2, 2000 the Company and certain of its officers and employees co-invested in 280 KPE Holding, LLC, a newly formed limited liability company (the '280 KPE') resulting in the Company owning 25.3% and the officers and employees owning 74.7% of 280 KPE which now owns the Company's former 38.6% direct interest in Clarion. The Company agreed to advance the funds for the purchases by the officers and employees and transferred such ownership to the officers and employees for cash aggregating $1,041,000 and notes due the Company aggregating $1,200,000, of which one-half, or $600,000, are non-recourse notes. Such notes bear interest at the prime rate adjusted annually (8.75% at May 10, 2000). Notes with Messrs. Peltz, May, Barnes, Kogan and Schorr were entered into in the principal amount of $400,000, $200,000, $180,667, $180,667 and $60,000,
respectively, in connection with this investment.

    Mr. May has an equity interest in a franchisee that owns an Arby's restaurant in New Milford, CT. That franchisee is a party to a standard Arby's franchise license agreement and pursuant thereto pays to Arby's fees and royalty payments that unaffiliated third-party franchisees pay.

                                  PROPOSAL 2.
                         RATIFICATION OF APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

INTRODUCTION

    The Board of Directors has selected Deloitte & Touche LLP ('Deloitte') to be the Company's independent certified public accountants for fiscal 1999. Deloitte has acted as the Company's independent certified public accountants since July 9, 1994.

    Representatives of Deloitte will be present at the Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

REQUIRED VOTE

    Ratification of the appointment of the independent certified public accountant requires the affirmative vote of a majority of the voting power present (in person or by proxy) and entitled to vote at the Meeting. In the event that the Company's stockholders fail to ratify the appointment of Deloitte, the selection of the Company's independent certified public accountants will be submitted to the Company's Board of Directors for reconsideration.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

                                 OTHER MATTERS

EXPENSES OF SOLICITATION

    The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, some of the officers, directors and regular employees of the Company and its subsidiaries, none of whom will receive additional compensation therefor, may solicit proxies in person or by telephone, telegraph or other means. Solicitation will also be made by employees of Georgeson & Company, which firm will be paid a fee of $8,000, plus expenses. As is customary, the Company will, upon request, reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to their principals.

STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

    From time to time, stockholders present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at the Annual Meeting. To be considered, proposals must be submitted on a timely basis. It is currently expected that the next Annual Meeting will be held during the early part of June 2001, with the related proxy statement being first mailed to stockholders on or about May 4, 2001, in which case proposals for such Annual Meeting must be received by the Company no later than January 4, 2001, and must otherwise comply with Rule 14a-8 under the Exchange Act.

    Triarc's Certificate of Incorporation currently imposes certain additional procedural requirements for submitting stockholder proposals to meetings of stockholders. Any such proposals must be specified in a written notice given by or on behalf of a stockholder of record on the record date for such meeting entitled to vote thereat or a duly authorized proxy for such stockholder, in accordance with all of the following requirements. Such notice must be delivered personally to, or mailed to and received at, the principal executive office of the Company addressed to the attention of the Secretary, not less than 45 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 55 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual or special meeting was mailed or such public disclosure was made, whichever first occurs. Such notice must set forth (i) a full description of each such item of business proposed to be brought before the meeting and the reasons for conducting such business at such meeting, (ii) the name and address of the person proposing to bring such business before the meeting, (iii) the class and number of shares held of record, held beneficially and represented by proxy by such person as of the record date for the meeting (if such date has then been made publicly available) and as of the date of such notice, (iv) if any item of such business involves a nomination for director, all information regarding each such nominee that would be required to be set forth in a definitive proxy statement filed with the SEC pursuant to Section 14 of the Exchange Act, or any successor thereto, and the written consent of each such nominee to serve if elected, (v) any material interest of the stockholder in such item of business and (vi) all other information that would be required to be filed with the SEC if, with respect to the business proposed to be brought before the meeting, the person proposing such business was a participant in a solicitation subject to Section 14 of the Exchange Act, or any successor thereto. The Company may require a proposed nominee for director to furnish such other information as may be required to be set forth in a stockholder's notice of nomination which pertains to the nominee or which may be reasonably required to determine the eligibility of such proposed nominee to serve as a director of the Company. At the request of the Board of Directors, any individual nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Company that information required to be set forth in a stockholder's notice of nomination which pertains to a nominee. The Nominating Committee has adopted certain rules with respect to nominations for Board membership. See 'Proposal 1. Election of Directors -- Board Meetings and Certain Committees of the Board -- Nominating Committee' above. The Chairman of the meeting may, if the facts warrant, determine that a nomination or stockholder proposal was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination or proposal shall be disregarded. Any questions relating to stockholder proposals should be submitted in writing to the Secretary of the Company, at 280 Park Avenue, New York, New York 10017.

INFORMATION INCORPORATED BY REFERENCE

    The Company hereby incorporates by reference into this Proxy Statement 'Item
3. Legal Proceedings' of the Company's Form 10-K, a copy of which was previously provided to stockholders. The Company will provide copies of the Form 10-K, as amended, without charge, upon a written or oral request, by first class mail or other equally prompt means within one business day of such request. Such copies may be obtained by contacting the Company at 280 Park Avenue, New York, New York, Attn: Investor Relations; Telephone: (212) 451-3000. Copies may also be obtained from the Company's website at http://www.triarc.com.

                                          By Order of the Board of Directors

                                          STUART I. ROSEN
                                          STUART I. ROSEN
                                          Secretary

New York, New York
May 22, 2000

                                APPENDIX 1


                             TRIARC COMPANIES, INC.

                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON THURSDAY, JUNE 22, 2000

        The 2000 Annual Meeting of Stockholders of Triarc Companies, Inc. will be held on Thursday, June 22, 2000, at 11:00 a.m., local time, in the Hilton Room of The Waldorf=Astoria, 301 Park Avenue, New York, New York, for the purposes listed on the reverse side:

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                             TRIARC COMPANIES, INC.

                            THURSDAY, JUNE 22, 2000

                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------

[X]  Please mark your
     votes as in this
     example using
     dark ink only.

                                  FOR all nominees           WITHHOLD
                              listed at right (except        AUTHORITY
                                  as marked to the     to vote for all nominees
                                  contrary below)          listed at right.
1. To elect nine                       [ ]                       [ ]
   (9) directors to
   hold office as
   specified in
   the accompanying Proxy Statement.

To withhold authority to vote for an individual nominee, write such nominee's name on the line provided.

---------------------------------------------------------

NOMINEES:
    Nelson Peltz
    Peter W. May
    Hugh L. Carey
    Clive Chajet
    Joseph A. Levato
    David E. Schwab II
    Jeffrey S. Silverman
    Raymond S. Troubh
    Gerald Tsai, Jr.

                                                          FOR  AGAINST  ABSTAIN
2. To ratify the appointment of Deloitte & Touche         [ ]    [ ]      [ ]
   LLP as the Company's independent certified public accountants.

3. To transact such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders entitled to vote at the meeting or any adjournment or postponement thereof are holders of record of the Company's Class A Common Stock at the close of business on May 10, 2000.

Your vote is important! Stockholders are cordially invited to attend the meeting. Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. You may nevertheless vote in person if you attend the meeting.

Signature:_________________ Date:_______ Signature:_________________Date:_______




                       STATEMENT OF DIFFERENCES

The registered trademark symbol shall be expressed as.......................'r'